AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                  OF

                  PROCESS TECHNOLOGY SYSTEMS, INC.

                            ARTICLE ONE

          NAME: The name of the corporation is Process Technology Systems, Inc. (the "Corporation")

                             ARTICLE TWO

          PRINCIPAL OFFICE: The location of the principal office of this Corporation within the State of Nevada is 502 East John Street, Room E, Carson City, Nevada 89706. This Corporation may maintain an office or offices in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the By-Laws of the Corporation; and this Corporation may conduct all Corporation business of every kind or nature, including the holding of meetings of directors or shareholders, within or outside the State of Nevada.

                            ARTICLE THREE

          PURPOSE: The purpose for which this Corporation is formed is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

                             ARTICLE FOUR

          AUTHORIZATION OF CAPITAL STOCK: The amount of total authorized capital stock of the Corporation shall be:

     A. Two Hundred Million (200,000,000) shares of common stock with a par value of $0.002 per share.

     B. Twelve Million Five Hundred Thousand (12,500,000) shares of preferred stock with a par value of $0.25 per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval.

                    Series A Non-Voting Preferred Stock

          Series A Non-Voting Preferred Stock with the following rights, privileges and preferences set by the Board of Directors, 291,620 shares: (i), non-voting; (ii) non-convertible; (iii) preference to dividends if any are declared, (iv), any dividends shall be non-cumulative; and (v), the preferred stock shall be entitled to an annual dividend of $0.10 per share, payable quarterly, commencing on or before 24 months from the date of issuance of certificates therefor, in the sole discretion of the board of directors.

                             ARTICLE FIVE

          DIRECTORS: The governing board of this Corporation shall be known as directors, and the Corporation shall have no less than one director.

          The number of directors may be increased or decreased in accordance with the By-Laws of this Corporation, so long as the Corporation has no less than one director.

                              ARTICLE SIX

          STOCK NON-ASSESSABLE: Fully-paid stock of this Corporation shall not be liable to further call or assessment.

                             ARTICLE SEVEN

          TERM OF EXISTENCE: This Corporation shall have perpetual existence.

                             ARTICLE EIGHT

          CUMULATIVE VOTING: No cumulative voting shall be permitted in the election of directors or for any other purpose whatsoever.

                             ARTICLE NINE

          PREEMPTIVE RIGHTS: Shareholders shall not be entitled to preemptive rights to acquire authorized but unissued stock of this Corporation or for any other purpose whatsoever.

                             ARTICLE TEN

          AMENDMENTS: The Board of Directors, without the approval of the shareholders, may amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation.

                             ARTICLE ELEVEN

          RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES: The Board of Directors, without the approval of the shareholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

                            ARTICLE TWELVE

          INDEMNIFICATION: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of any such person.


          IN WITNESS WHEREOF, the undersigned officers of the Corporation certifying that the foregoing is true and correct under penalty of perjury, have set their hands this ___ day of May, 2005.

PROCESS TECHNOLOGY SYSTEMS, INC.


By:
   ---------------------------
   William A. Silvey, Jr.
   Its President

By:
   ---------------------------
   W. Scott Thompson
   Its Secretary